AGREEMENT

Exhibit 10.2

THIS AGREEMENT (“Agreement”) is made this 10th day of July 2006 (the “Effective Date”)

BY AND BETWEEN:

DY MOBILE INC., a corporation continued under the federal laws of Canada with its principal place of business located at Suite 303, 1847 West Broadway, Vancouver B.C. V6J 1Y6

(“DY”)

AND:

FLIGHT CENTRE USA, INC. d/b/a FLIGHT CENTRE, a corporation duly incorporated according to law, having its principal place of business at 1133 Melville Street Vancouver BC V6E4E5.

(“FC”)

RECITALS:

A.	FC is engaged in the business of selling at retail travel products and services for the leisure and corporate markets;
B.	DY is engaged in the business of developing and executing upon marketing and advertising campaigns that integrate traditional media with SMS text messaging;
C.	DY has created a full color page presentation known as the DY Mobile on Demand page (the “Demand Page”) for publication in various print media;
D.

FC desires to purchase from DY advertising space (the “FC Space”) on the Demand page in each of the following print newspaper publications: The Province, Calgary Sun, Edmonton Sun, Toronto Sun, 24hrs Toronto and 24hrs Vancouver (collectively, the “Newspapers”) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Recitals

The Recitals set forth above are acknowledged to be true and correct and are incorporated into this Agreement by this reference.

2.	Content
(a)

FC shall deliver to DY, at FC’s sole cost and expense, the design, content and all camera-ready artwork (collectively, the “Content”) necessary for the timely publication of the FC Space on the Demand page in each of the Newspapers on or before the close of business on the day of each week during the Term (as defined in Section 4 of this Agreement) that is at least four full business days prior to the then proposed day of publication of the Demand page.

(b)

All of the Content is and shall continue to be subject to the prior review by, and approval of, the publisher of each of the Newspapers (each a “Publisher” and collectively, the “Publishers”). If a Publisher requests any change to Content, DY will promptly inform FC thereof and FC shall use its best efforts to modify the Content accordingly. DY shall not be liable for any Publisher’s refusal to publish Content.

(c)

During the Term, DY will provide access to its shortcode (202020) to FC for the purpose of running text message contests or other mutually agreeable text message applications in the FC Space on the Demand Page. FC acknowledges that each mobile user will be charged the going rate (currently $0.50 cents per text message entry) for each use of the DY shortcode. FC shall pay DY $0.08 per message for any push messages that are above and beyond the scope of this agreement.

3.	Revenue & Fees
(a)

FC shall pay to DY an advertising fee (the “Fee”) for the services rendered by DY during the Term in the amount of $44,000. The Fee shall be paid in three (3) monthly instalments: the first instalment, in the amount of $11,000.00, is payable on the first day of the Term; the second instalment, in the amount of $22,000, is payable on August 1, 2006 and the third instalment, in the amount of $11,000, shall be payable on September 1, 2006.

(b)	For access to the shortcode 202020 during the Term, FC shall pay to DY an additional $375.00 per month, subject to proration for any partial month.
(c)

DY and FC shall share net revenue from SMS text messaging 50/50. The term “net revenue from SMS text messaging” means gross revenue derived by DY from retail charges for SMS text messaging after deduction by cellular service carriers and any participating aggregators of their share of that gross revenue.

(d)

DY shall remit FC’s share of net revenue from SMS text messaging monthly, on or before the 15th day of the calendar month following the calendar month during which it was received by DY. Payment shall be accompanied by a detailed report showing net revenue from SMS text messaging received during the prior month.

(e)

The parties acknowledge that DY has an account for travel services with an affiliate of FC, known as Flight Centre Management, or “FCM”. FC shall have the right to set-off amounts owed by DY to FCM under this account for travel services against sums due from FC to DY pursuant to this Agreement.

4.	Term and Termination
(a)	This Agreement shall be in effect for 8 weeks (the “Term”) beginning Friday, July 21st, 2006 and ending 12:01 a.m. on Friday, September 04th, 2006.
(b)	Upon the expiration of the Term, this Agreement shall automatically be renewed for a subsequent period of 8 weeks (“Extension Term”) unless either party gives prior written notice to the other party that they do not want to renew not less than two full calendar weeks prior to the expiration of the initial Term.

(c)	Any reference in this Agreement to the “Term” shall mean either the Term or any Extension Term or both, as the context may require.
(d)

Either party shall have the right to terminate this Agreement if the other party breaches or fails to observe or perform any material obligation set out in this Agreement, including failure to pay any amount hereunder when due, upon written notice to party in default.

(e)

Notwithstanding the termination or expiration of this Agreement for any reason, any obligation of either party to make any payment to the other party pursuant to Section 3, above, that has accrued prior to the date of termination, shall survive the termination of this Agreement.

(f)

For a period of one year after the expiration or earlier termination of this Agreement (other than a termination by DY due to FC’s failure to pay sums due to DY), FC will continue to have access, at FC’s cost and expense, to all databases and other information collected by DY on FC's behalf as the result of text message campaigns, web sites and other online properties created pursuant to this Agreement. Upon request, DY will broadcast messages to databases specified by FC in accordance with CWTA rules. Any fees associated with broadcasting these messages will be paid by FC at a rate of $0.08 per message, in advance. The provisions of this Section 4(f) shall survive the expiration or earlier termination of this Agreement for a period of one year.

(g)	FC shall have the right to terminate this agreement after the first four (4) weeks if enquiry numbers exceed $15 per enquiry.
5.	Indemnity

Each party shall indemnify and hold harmless the other and its employees, agents, directors and officers against and in respect of any and all claims, suits, actions, proceedings and judgments, damages or liabilities arising out of or based upon a claim of any third party based on:

(a)	any act or omission or alleged act or alleged omission by the indemnitor in connection with its performance or non-performance of any of its duties under this Agreement; or
(b)	the breach by the indemnitor of any of obligations, covenants, representations or warranties contained in this Agreement.

In order to trigger any rights under this section the indemnitee must give notice of any matter in which the right to an indemnity is being asserted as soon as practicable after it is aware of such a matter and must cooperate with the indemnitor in connection with the defence of such matter. The indemnitor shall appoint counsel at its own expense to act in any such matter on behalf of the indemnitee. The indemnitee may appoint its own counsel at its own expense. The indemnitor may not settle any claim without the consent of the indemnitee provided that the indemnitee must act reasonably in considering whether to give its consent.

6.	Amendments/Alterations

Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the parties. No waiver by any party of any breach of any of the covenants, provisos, conditions, restrictions or stipulations herein contained shall take effect or be binding upon that party unless agreed to in writing by that party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

7.	Assignment

This Agreement and the rights, duties, and obligations of any party hereunder will not be assigned by any party hereto without the prior written consent of the other, which consent will not be unreasonably withheld or delayed.

8.	Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

9.	Currency

Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of Canada.

10.	Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

11.	Entire Agreement

There are no representations, warranties, collateral agreements, or conditions except as herein specified.

12.	Enurement

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

13.	Time of the Essence

Time is of the essence of this Agreement.

14.	Notices

Any notice required or permitted to be given to any of the parties to this Agreement will be in writing and may be given by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of such party first above stated or such other address as any party may specify by notice in writing to the other party and any such notice will be deemed to have been given and received by the party to whom it was addressed if by facsimile or other electronic communication, on successful transmission, or, if delivered, on delivery.

15.	Proper Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

DY MOBILE INC.

Per:	/s/ Jason Jaspar
Authorized Signatory

FLIGHT CENTRE USA, INC.

Per:	/s/ signed
Authorized Signatory